Exhibit 1.2

                                [GRAPHIC OMITTED]

May 21, 2004

UTIX Group, Inc.
170 Cambridge Street
Burlington, MA 01803

Attn:   Anthony Roth, President

Gentlemen:

Thank you for this interesting opportunity.

With the challenges that face all corporations in today's environment, we think it necessary to solicit outside advisement, particularly in the areas that are of concern to your organization.

We feel it is important that a thorough examination of market options be considered, which can only be accomplished after forensic review of UTIX's business, financial condition and prospects, and then the opportunity must be packaged for maximum productivity once presented to market.

The goal remains making Utix a very healthy and vibrant company, positioned for investment, sale or growth. We believe that our organization will be able to serve you in this regard.

This Engagement Letter shall confirm our agreement with you regarding a business relationship between Utix (the "COMPANY") and SD Partners, LLC ("SD") for an initial public offering of debt and/or equity securities of the Company or its subsidiaries on the Alternative Investment Market of the London Stock Exchange (the "AIM FINANCING"). Our engagement shall, during the term of this agreement, be on an exclusive basis to the extent it involves the AIM Financing by or through any source introduced to the Company by SD (any of the foregoing, the "AIM FINANCING SOURCES").

We understand and acknowledge that the Company is currently planning on undertaking an equity offering of its securities in the United States, either through a Form SB-2 registration statement or in connection with a private placement of such securities under Rule 506 promulgated under the United States Securities Act of 1933, as amended (either or both a "U.S. FINANCING"). Nothing contained in this letter is intended to give SD or any of its affiliates any exclusivity or other rights to represent the Company in connection with any U.S. Financing and the Company is free to proceed with such efforts, either simultaneous with or in lieu of the proposed AIM Financing

In connection with its engagement hereunder, and if requested by the Company, SD shall perform the following tasks:

   o Identifying key messages to be portrayed to potential investors,
   o Assisting in preparation of business plans for potential investors;
   o Coaching for positioning of the message to potential investors,


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   o Identification of AIM Financing Sources, and
   o Presentation and "RoadShow" to specific investors and AIM Financing
     Sources.

Notwithstanding the foregoing, neither SD nor any of its affiliates or associates shall attempt to bind the Company with respect to any financial arrangement or other obligation, or hold SD or themselves out as an officer, employee, affiliate or representative of the Company for any purpose whatsoever.

2) (a) As compensation for SD's services hereunder, the Company hereby agrees to pay SD, for a maximum period of six (6) consecutive months commencing June 1, 2004 (the "INITIAL TERM"), a fee of $25,000 per month (the "MONTHLY RETAINER"), payable on the first day of each month during the Initial Term. After November 30, 2004, the parties may (but shall not be obligated) by mutual agreement elect to renew or extend the Initial Term.

     (b) In addition to the Monthly Retainer, SD shall receive the following equity consideration: (i) 1,142,857 shares of the Company's Common Stock, par value $0.001 per share ("Common Stock") which SD shall purchase for $1,143; and
(ii) a warrant entitling the holder to purchase 1,000,000 shares of Common Stock at an exercise price of $0.35 per share for a period of five years from the issuance thereof ("Warrant"). The Warrant shall not contain any "cashless exercise" provisions and shall not be exercisable until the Company completes one or more equity financings in the aggregate amount of at least $3.5 million ("Financing") or May 28, 2005, whichever is earlier. In the event the Company successfully completes the Financing, in addition to any compensation payable under Section 4. hereof, SD shall receive as additional compensation the sum of $350,000 ("Financing Fee"); provided that such Financing Fee shall be utilized for the sole purpose of exercising the Warrant. Anything to the contrary notwithstanding, provided the Company receives gross proceeds of at least $2.5 million from the Financing, SD shall be entitled to a pro rata portion of the Warrant and a pro rata portion of the Financing Fee. The Company shall have the right to call the Warrant at a price of $0.001 per share on ten (10) days prior written notice if it fails to receive gross proceeds of at least $2.5 million from the Financing on or before May 28, 2005. In such event, the holder shall have no right to exercise the Warrant prior to its redemption.

     (c) Notwithstanding the foregoing, in the event and to the extent that the Company does not receives by May 28, 2004 total gross proceeds of at least $1,000,000 under a securities purchase agreement, dated of even date, between the Company, Great Court Capital LLC and the purchasers named therein (the "Purchase Agreement"), the aggregate number of shares of Common Stock and number of Warrants referred to in Section 2(b) above, shall be appropriately pro-rated based upon the aggregate gross proceeds received by the Company under such Purchase Agreement.

3) Notwithstanding the provisions of Section 2 above or any other provision, express or implied, contained herein, the Company shall have the right, in the exercise of its sole and absolute discretion, at any time following August 21, 2004 and upon thirty (30) days prior written notice, to terminate this Agreement and SD's services hereunder, during the Initial Term or during any renewal or extended term.





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4)   In consideration of any introductions that SD makes to an AIM Financing
Source, upon consummation of any AIM Financing, the Company agrees to pay to SD the following compensation at and upon the closing or consummation of the AIM Financing (such compensation, a "SUCCESS FEE"); which Success Fee shall be payable in full upon consummation of an offering and sale in the AIM Financing of shares of Company common stock or other securities that are convertible, exchangeable or exercisable for Company equity:

     (a) A cash Success Fee equal to five percent (5.0%) of the gross amount of the AIM Financing (prior to the deduction of any fees, expenses, commissions or other charges). In the event any warrants are included in the AIM Financing and exercised for cash, we shall be entitled, in connection with such exercise, to 5% of the gross dollar amount received by you. If the exercise of such warrants is a cashless exercise, you agree to pay us an amount equal to 5% of the value of the shares of the common stock tendered to the Company in connection with such cashless exercise; and

     (b) Warrants (the "Warrants") to acquire securities of the Company in the amount of five percent (5%) of the same type of securities or interests issued, conferred or granted in connection with the AIM Financing. Warrants granted are to be five (5) years in duration from the date of consummation of such AIM Financing. The exercise price of the Warrants shall be equal to 110% of the offering price per share of the common stock of the Company offered for public sale in the AIM Financing. The Warrants shall contain piggyback registration rights for the underlying Common Stock.

5) In addition to any fees that may be payable to SD hereunder (and regardless of whether a AIM Financing occurs), the Company hereby agrees to, from time to time upon request, to reimburse SD promptly for travel and other related out-of-pocket expenses (exclusive of expenses for any consultants, accountants and lawyers) incurred in performing their services hereunder. The Company shall pre-approve all expenses and in relation to travel expenses all such expenses above $500.

6) The termination of this Agreement, at, prior to or following the expiration of the Initial Term shall not in any manner affect the indemnification, contribution and confidentiality obligations of the parties, the right of SD to receive any fees payable hereunder or fees that have accrued prior to such expiration, the rights of SD under the terms of the Warrant or the right of SD to receive reimbursement for its out-of-pocket expenses as described above.

7) If within the twelve (12) month period following the expiration or termination of this Agreement, any debt or equity financing (including an AIM Financing) is consummated by the Company through an AIM Financing Source introduced to the Company by SD or its affiliates or associates, then and in such event SD shall be entitled to its Success Fee as specified herein. SD shall furnish the Company with a list of each AIM Financing Source, which list shall be updated from time to time.

8) The Company shall have the right to accept or reject the terms of any proposed AIM Financing or any AIM Financing Source introduced by SD, in the Company's sole and absolute discretion, and no Success Fee shall be payable to SD in connection with any proposed AIM Financing unless the same shall be consummated by the Company.



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9)   The Company acknowledges and agrees that SD shall have no obligation to invest or provide any AIM Financing and shall have no liability in connection with any failure to obtain or arrange any AIM Financing.

10) The Company agrees to indemnify SD and/or any of their successors, assigns, employees, agents, affiliates and representatives in accordance with the indemnification provisions attached hereto as Annex A, which are incorporated herein in their entirety by reference.

11) The Company recognizes and confirms that SD in acting pursuant to this Agreement will be using information provided by others, including, without limitation, information provided by or on behalf of the Company, and that SD does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company hereby warrants that any information relating to the Company will not knowingly contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. The Company agrees to provide SD with (a) prompt notice of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in the information containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, (b) copies of any financial reports as soon as reasonably practicable and (c) such other information concerning the business and financial condition of the Company as SD may from time to time reasonably request. SD will have the right to approve the information and other written communications furnished by or on behalf of the Company in connection with an AIM Financing and the Company will cause to be furnished to SD, on the closing date of the AIM Financing, copies of such opinions of counsel and such other documents, letters, certificates and opinions as SD or the investors, purchasers or sellers may reasonably request in form and substance reasonably satisfactory to SD and its counsel or the investors, purchasers or sellers and their respective counsel.

12) Except as contemplated by the terms hereof or as required by applicable law, regulation or legal process, SD shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party without the Company's consent, other than to such of its employees and advisors as SD determines have a need to know. The Company agrees that any information or advice rendered by SD or its representatives in connection with this Agreement is solely for the confidential use of the Company and, except as otherwise required by applicable law, regulation or legal process, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without SD's prior written consent.

13) This agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby expressly and irrevocably agree and consent that any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby may be instituted in any state or federal court sitting in the State of New York and, by execution of this Agreement, the parties expressly waive any objection which they may have now or hereafter to the venue or jurisdiction of any such action, suit or proceeding and irrevocably submit to the jurisdiction of any such court in any such action, suit or



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proceeding. The Company and SD agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed AIM Financing, or the engagement of or performance by SD hereunder.

14) The Company has not taken, and will not take, any action, directly or indirectly, that may cause any AIM Financing to fail to be entitled to exemption from registration under the U.S. Federal Securities or applicable state securities or "blue sky" laws.

15) Upon consummation of the AIM Financing, SD may, at its own expenses, place announcements or advertisements in financial newspapers and journals describing its services hereunder, if pre-approved by the Company, which approval shall not be unreasonably withheld.

16) This Agreement (a) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (b) may not be amended or modified except in writing executed by the Company and SD, (c) shall be binding upon and inure to the benefit of the Company, SD, the Indemnified Parties (as defined in Annex A hereto) and their respective successors and assigns and (d) may be executed in two or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

We expect this relationship to be mutually beneficial and look forward to a long-term relationship with the Company.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Thank you, once again. We are excited to be working with you.


Very truly yours,

SD PARTNERS, LLC                                 UTIX GROUP, INC.

Date:                                            Date:
     -----------------------                           -----------------------
By:                                              By:
     -----------------------                         -------------------------
                                                          President and CEO

                                                 Accepted and agreed to as of
                                                 the date set forth above.






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                       ANNEX A: INDEMNIFICATION PROVISIONS
                       -----------------------------------

In connection with the engagement of SD Partners LLC ("SD") by Utix Group, Inc. (the "Company") pursuant to a letter agreement dated May 10, 2004 between the Company and SD as it may be amended from time to time (the "Agreement"), the Company hereby agrees as follows:

A) The Company agrees to indemnify SD and/or any controlling person, partner, director, officer, employee, agent, affiliate and representative of SD (hereinafter collectively referred to as the "Indemnified Parties") and hold each of them harmless against any losses, claims, damages, expenses (including the reasonable fees and expenses of their respective attorneys), liabilities, actions, proceedings, investigations (formal or informal), inquiries or threats thereof (all of the above being hereinafter collectively referred to as "Liabilities") to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by SD hereunder (including, without limitation services rendered in connection with a AIM Financing), unless it is finally judicially determined that the Liabilities arose out of the gross negligence or willful misconduct of the Indemnified Parties, and in case any action shall be brought against the Indemnified Parties with respect to which indemnity may be sought against the Company, SD shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to SD and payment of all fees and expenses. SD shall fully cooperate in all such proceedings.

      The Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ counsel as required above, or
      (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Parties which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by SD.

      For actions brought against the Indemnified Parties for which the Company has assumed the defense, the Company agrees that it will not enter into a settlement of any such action without the prior written consent of the Indemnified Parties. For actions brought against the Indemnified Parties for which the Indemnified Parties shall seek





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      indemnification, the Indemnified Parties agree that they will not enter into a settlement of any such action without the prior written consent of the Company.

B) The Company and SD agree that if any indemnification or reimbursement sought pursuant to the preceding Paragraph A is finally judicially determined to be unavailable (except by reason of the gross negligence or willful misconduct of the Indemnified Parties) then, whether or not SD is the person entitled to indemnification or reimbursement, the Company and SD shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and SD on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by SD exceed the amount of fees actually received by SD for the AIM Financing, as the case may be.

SD PARTNERS, LLC                                 UTIX GROUP, INC.

Date:                                            Date:
     -----------------------                           -----------------------
By:                                              By:
     -----------------------                         -------------------------
                                                          President and CEO













     30 Rosalind Place          Lawrence, NY 11449         Tel: 516 371 9579